FOR IMMEDIATE RELEASE

SBS Technologies Reports Results of Second Quarter of
Fiscal Year 2006 Ended December 31, 2005

Albuquerque, New Mexico (January 17, 2006) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the government, commercial, and communications infrastructure markets, today announced the results of its second quarter of fiscal year 2006 ended December 31, 2005. Highlights for the quarter include:

  Sales were $37.3 million.
  Bookings were $42.0 million, net bookings were $37.3 million, due to cancellation of a $4.7 million order received in fiscal year 2005.
  Book-to-bill ratio based on new business was 1.13 to 1.
  Net income was $1.1 million.
  EPS was $0.07.
  Gross profit as a percentage of sales was 43.5%.
  Backlog at the end of the quarter was $49.9 million, net of the $4.7 million order cancellation, compared to $50.4 million at the end of the prior quarter.
  Cash at the end of the quarter was $53.2 million compared to $55.9 million at the end of the prior quarter.
  Fifteen design wins were reported.

"SBS' growth expectations are enhanced by four important events: strong design wins with twenty six design wins for the first half of fiscal year 2006 compared to fifteen for the first half of the previous fiscal year, four consecutive quarters of increasing bookings, capturing SBS' first AdvancedMC™ based design win, and a company backlog increase of 12% since June 2005," said Clarence Peckham, CEO of SBS Technologies. "During the first six months of fiscal year 2006, we have implemented cost control initiatives, which we began to see the effects of in the December quarter. We will control our costs while continuing to implement our long term strategy," added Peckham.

SALES

Sales for the second quarter were $37.3 million, a decrease of 11.7% compared to $42.2 million in sales for last year's second quarter.  On a sequential basis, total sales increased 9.2%, compared to $34.1 million in sales for the quarter ended September 30, 2005.  Sales for the six months ended December 31, 2005 were $71.4 million, a decrease of 7.4% for the same period of the prior fiscal year.

                              SALES BY SEGMENT
                           (dollars in millions)

                          Dec. 31,   % of    Dec. 31,   % of    Sept. 30,  % of
Three months ended:         2005     total     2004     total     2005     total
------------------------  --------- -------  --------- -------  --------- -------

Americas Group.......... $    21.3      57% $    27.0      64% $    21.9      64%
Europe Group............      16.0      43%      15.2      36%      12.2      36%
                          --------- -------  --------- -------  --------- -------
Total................... $    37.3     100% $    42.2     100% $    34.1     100%
                          ========= =======  ========= =======  ========= =======

                          Dec. 31,   % of    Dec. 31,   % of
Six months ended:           2005     total     2004     total
------------------------  --------- -------  --------- -------

Americas Group.......... $    43.2      61% $    50.4      65%
Europe Group............      28.2      39%      26.7      35%
                          --------- -------  --------- -------
Total................... $    71.4     100% $    77.1     100%
                          ========= =======  ========= =======

By segment, sales for the second quarter by the Americas Group were $21.3 million, a decrease of 21.4%, and sales by the Europe Group were $16.0 million, an increase of 5.4%, net of a 9.6% decline in currency exchange rates, both compared to the second quarter of the previous fiscal year.  On a sequential basis, sales by the Americas Group decreased 3.2% and sales by the Europe Group increased 31.7%, net of a 3.7% decline in currency exchange rates, both compared to the quarter ended September 30, 2005. Sales for the six months ended December 31, 2005 by the Americas Group were $43.2 million, a 14.3% decrease and sales by the Europe Group were $28.2 million, an increase of 5.8%, net of a 5.4% decline in currency exchange rates, both compared to the six-month period ended December 31, 2004.

                            SALES BY END MARKET
                           (dollars in thousands)

                          Dec. 31,   % of    Dec. 31,   % of    Sept. 30,  % of
Three months ended:         2005     total     2004     total     2005     total
------------------------  --------- -------  --------- -------  --------- -------

Government.............. $    19.4      52% $    18.8      45%      14.4      42%
Communications..........      10.0      27%      11.4      27%      10.7      31%
Commercial..............       7.9      21%      12.0      28%       9.0      27%
                          --------- -------  --------- -------  --------- -------
Total................... $    37.3     100% $    42.2     100%      34.1     100%
                          ========= =======  ========= =======  ========= =======

                          Dec. 31,   % of    Dec. 31,   % of
Six months ended:           2005     total     2004     total
------------------------  --------- -------  --------- -------

Government.............. $    33.9      47% $    34.1      44%
Communications..........      20.7      29%      20.8      27%
Commercial..............      16.8      24%      22.2      29%
                          --------- -------  --------- -------
Total................... $    71.4     100% $    77.1     100%
                          ========= =======  ========= =======

By end market, for the quarter ended December 31, 2005, sales to government customers were $19.4 million, an increase of 3.2%, sales to communications customers were $10.0 million, a decrease of 12.8%, and sales to commercial customers were $7.9 million, a decrease of 34.1%, all compared to the second quarter of the prior fiscal year. On a sequential basis, sales to government customers increased 34.1%, sales to communications customers decreased 6.9%, and sales to commercial customers decreased 11.7%, all compared to the quarter ended September 30, 2005. For the six months ended December 31, 2005, sales to government customers were $33.9 million, a decrease of 1%, sales to communications customers were $20.7 million, a decrease of 0.5%, and sales to commercial customers were $16.8, a decrease of 24.2%, all compared to the same period of the prior fiscal year.

For the quarter ended December 31, 2005, as a percentage of total sales, sales to one communications customer, Ericsson, represented 16% of sales, and no other customer represented more than 5% of sales.

NET INCOME

Net income for the quarter ended December 31, 2005 was $1.1 million, compared to $2.2 million for the same period of the prior fiscal year.  For the six months ended December 31, 2005, net income was $524,000 compared to $3.4 million for the six months ended December 31, 2004.  Net income per common share - assuming dilution, for the quarter ended December 31, 2005, was $0.07, compared to $0.14 reported for the second quarter of the prior fiscal year.  Net income per common share - assuming dilution, for the six months ended December 31, 2005 was $0.03, compared to $0.22 for the same period of the prior fiscal year.

GROSS PROFIT

Gross profit for the quarter as a percentage of sales was 43.5%, compared to 44.4% for the second quarter of the prior fiscal year, and 41.6% for the preceding quarter.  Compared to the preceding quarter, an increased proportion of higher margin government sales favorably impacted gross profit as a percentage of sales.  Consistent with SBS' Form 10-K for the year ended June 30, 2005, SBS has included the amortization of intangible assets associated with completed technology and license agreements as a separate component of cost of sales.

BACKLOG

Company backlog as of December 31, 2005 was approximately $49.9 million, net of cancellation of a $4.7 million order received in fiscal year 2005, compared to $45.9 million at the end of the second quarter of the prior fiscal year, and $50.4 million at the end of the preceding quarter.  The order cancellation was due to the recent decision by a government customer to change the project requirements, and was not caused by a funding issue or dissatisfaction with SBS. Bookings were $42.0 million, and net bookings were $37.3 million due to the order cancellation. The book-to-bill ratio based on new business was 1.13 to 1.

CASH

The cash balance at December 31, 2005 was $53.2 million compared to $55.9 million at the end of the prior quarter, and SBS remains debt free.

DESIGN WINS

During the quarter ended December 31, 2005, SBS achieved fifteen design wins, bringing the total to twenty-six for the first six months of this fiscal year. This compares to sixteen design wins achieved for the first six months of the prior fiscal year. For the quarter ended December 31, 2005, by market, there were eleven government, three communications and one commercial design wins.

In the government and commercial markets, each reported design win represents an initial purchase order of a minimum of $100,000, and in the communications market the minimum purchase order value is $10,000. All design wins are forecasted to produce a minimum of $500,000 in annual sales when in production.

In the government market, all eleven of the design wins were systems for upgrades of existing platforms or for new unmanned aerial vehicle (UAV) programs.

The three communications design wins were board products for a traffic management system, a telecom switch application and a WiMAX application. The WiMAX application is the first design win for the new AdvancedMC™ product line.

The new commercial design win was a single board computer used in a system to inspect bottles during manufacturing.

NEW PRODUCTS

During the quarter ended December 31, 2005, SBS released a new product line, the Rugged Operational Computer (ROC), which is a new direction for SBS' military computer product portfolio. It is the first commercially available small form factor military computer on the market. The ROC is ideal for small platforms, such as unmanned vehicles or other applications, where minimizing space and weight is critical but a fully ruggedized conduction cooled system is required.

BUSINESS OUTLOOK

The following statements are based on current expectations and speak only as of the date of this release, January 17, 2006.  These statements are forward-looking, and actual results may differ materially.

"We are pleased with the order activity we saw in the first half of the year, reinforcing our confidence in the growth we anticipate in the second half of the fiscal year. Our confidence is based on strong backlog, increases in government orders, excellent sales growth from our European markets, and, in the commercial market, recent strengthening of orders from semiconductor manufacturing equipment customers. Additionally, we are encouraged by the amount of activity in the marketplace for our AdvancedMC products, which will generate increased sales in the second half of the fiscal year.

"Based on our backlog and our customers' forecasts, we expect sales for the third quarter of fiscal year 2006 ending March 31, 2006 to be between $40 million and $44 million.  For the fiscal year ending June 30, 2006, we are reducing our guidance by $5 million due to the recent order cancellation and now expect sales to be between $160 million and $170 million," said Peckham.

CONFERENCE CALL INFORMATION

SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Tuesday, January 17, 2006.  To access the call, dial toll-free (800) 988-9518, or international dial +1(610) 794- 9308. The passcode for the conference call is "SBS."  The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com.  An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (866) 454-2124 or international (203) 369-1243. There is no passcode for the audio replay.   The replay will be available through January 31, 2006.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems.  Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales, earnings, shipment delays by customers, market conditions, customer demand, and bookings, and the continued development of SBS' competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements.  Among these factors are: timing of receipt of government production orders; continued health of SBS' end markets, including the semiconductor manufacturing equipment market and the telecommunications market; sales to Ericsson to continue during fiscal year 2006 at approximately the same dollar sales level as during fiscal year 2005; the rate of adoption of the new AdvancedTCA standard in the telecommunications market; business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2005 filed with the SEC.

Brand or product names are registered trademarks or trademarks of their respective holders.

Tables to Follow

SBS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
 Thousands (except per share amounts)
(Unaudited)

                                                        Three Months Ended       Six Months Ended
                                                           December 31,            December 31,
                                                      ---------------------   ---------------------
                                                          2005        2004        2005        2004
                                                      ---------   ---------   ---------   ---------
Sales.............................................. $   37,284  $   42,246  $   71,422  $   77,130
Cost of sales:
  Cost of products sold............................     20,788      23,039      40,448      42,079
  Amortization of intangible assets................        260         450         519         817
                                                      ---------   ---------   ---------   ---------
    Total cost of sales............................     21,048      23,489      40,967      42,896
                                                      ---------   ---------   ---------   ---------
Gross profit.......................................     16,236      18,757      30,455      34,234

Selling, general and administrative expense........      8,413       9,121      17,075      17,145
Research and development expense...................      6,530       6,102      13,222      11,608
Amortization of intangible assets..................         80          79         159         148
                                                      ---------   ---------   ---------   ---------
Operating income (loss)............................      1,213       3,455          (1)      5,333
                                                      ---------   ---------   ---------   ---------
Interest and other income, net.....................        410         204         806         345
Foreign exchange gains (losses)....................         13        (342)          1        (444)
                                                      ---------   ---------   ---------   ---------
                                                           423        (138)        807         (99)
                                                      ---------   ---------   ---------   ---------
Income before income taxes.........................      1,636       3,317         806       5,234
Income tax expense.................................        572       1,161         282       1,832
                                                      ---------   ---------   ---------   ---------
Net income......................................... $    1,064  $    2,156  $      524  $    3,402
                                                      =========   =========   =========   =========

Earnings per share data:
  Net income per share............................. $     0.07  $     0.14  $     0.03  $     0.22
                                                      =========   =========   =========   =========
  Net income per share -
  assuming dilution................................ $     0.07  $     0.14  $     0.03  $     0.22
                                                      =========   =========   =========   =========

Weighted average shares used in net income
  per share computations...........................     15,654      15,527      15,650      15,516
                                                      =========   =========   =========   =========
Weighted average shares used in net income
  per share - assuming dilution computations.......     15,715      15,763      15,702      15,714
                                                      =========   =========   =========   =========

SBS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
 Thousands (except per share amounts)
(Unaudited)

                                                                       December 31,       June 30,
                                                                          2005              2005
                                                                      -------------    -------------
                            ASSETS
Current assets:
  Cash and cash equivalents........................................ $       53,180   $       55,195
  Receivables, net.................................................         28,658           27,535
  Inventories......................................................         22,752           21,815
  Deferred income taxes............................................          1,356            1,361
  Prepaid expenses.................................................          1,050            1,676
  Other current assets.............................................            999              718
                                                                      -------------    -------------
    Total current assets...........................................        107,995          108,300

Property and equipment, net........................................          7,026            7,635
Goodwill...........................................................         16,932           16,995
Intangible assets, net.............................................          2,506            3,108
Deferred income taxes..............................................         15,325           15,529
Other assets.......................................................            917              891
                                                                      -------------    -------------
    Total assets................................................... $      150,701   $      152,458
                                                                      =============    =============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................. $        4,667   $        4,509
  Accrued representative commissions...............................            688              819
  Income taxes payable.............................................          2,095            3,051
  Accrued compensation.............................................          3,666            4,851
  Accrued severance and consolidation costs........................            183              424
  Other current liabilities........................................          2,977            2,785
                                                                      -------------    -------------
    Total current liabilities......................................         14,276           16,439
Other long-term liabilities........................................            198              132
                                                                      -------------    -------------
    Total liabilities..............................................         14,474           16,571
                                                                      -------------    -------------
Stockholders' equity:
  Common stock, no par value; 200,000,000 shares authorized;
    15,663,665 issued and outstanding at December 31, 2005,
    15,645,929 issued and outstanding at June 30, 2005                      99,314           98,369
  Unearned compensation............................................           (693)             (84)
  Accumulated other comprehensive income...........................          1,494            2,014
  Retained earnings................................................         36,112           35,588
                                                                      -------------    -------------
    Total stockholders' equity.....................................        136,227          135,887
                                                                      -------------    -------------
    Total liabilities and stockholders' equity..................... $      150,701   $      152,458
                                                                      =============    =============

###

Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com